Exhibit 10.1

SECOND AMENDMENT TO MASTER LOAN AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) is made as of November 11, 2026 and amends that certain Master Loan Agreement dated as of December 3, 2025, as amended by the First Amendment to Master Loan Agreement dated as of January 30, 2026 (the “First Amendment” and, the Master Loan Agreement as so amended, the “Master Loan Agreement”), between Payward Interactive, Inc. (“Lender”), a Florida corporation, and Nakamoto Holdings Inc. (“Borrower”), a corporation organized and existing under the laws of Delaware. Payward Oceanic Ltd. (“POL”) joins this Amendment solely for purposes of Sections II and V. Lender and Borrower are each individually a “Party” and, collectively, the “Parties” hereunder.

RECITALS

A. The Lender and the Borrower are parties to the Master Loan Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Master Loan Agreement.

B. Under the First Amendment, the Collateral secures Borrower’s obligations to POL under the Master Agreement, and Collateral pledged under the CSA is included in the Collateral Value.

C. Borrower holds, and may enter into, Transactions under the Master Agreement (including BTC put options) that increase in value as the value of the Collateral falls. The Parties wish to provide that, when the Collateral Value falls, the amount by which Borrower is in the money under the Master Agreement is taken into account in determining the Margin Ratio before Borrower is required to deliver Additional Collateral or return Loaned Currency.

D. The Parties also wish to extend the Loan Termination Date of a portion of the Loan and to amend the Existing Loan Term Sheet (as defined below) accordingly.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. Amendments to Master Loan Agreement.

A. Section I of the Master Loan Agreement is hereby amended by (1) amending and restating the definition of “Master Agreement” and (2) inserting the following new definitions, in each case in alphabetical order:

“Master Agreement” means the 2002 ISDA Master Agreement dated as of January 27, 2026 between POL, as “Party A”, and each party listed on Appendix I thereto, severally and not jointly, as “Party B”, solely as it applies between POL and Borrower (entered into on behalf of Borrower by the Advisor). It includes the Schedule, the CSA and all Transactions (as defined in the Master Agreement) executed thereunder from time to time, which together form a single agreement, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Advisor” means Bitwise Investment Manager, LLC, acting solely as investment manager and attorney-in-fact for Borrower under the Master Agreement pursuant to the Managed Account Agreement and Trading Authority dated as of January 30, 2026 between Borrower and the Advisor (as amended, the “Advisor Agreement”), and not in its individual capacity, or any successor appointed by Borrower.

“Baseline Collateral Amount” means 2,000 BTC, or such other amount as is specified in the applicable Loan Term Sheet.

“Bitcoin Yield Strategy Account” means the vault maintained by Custodian in the name of Borrower identified as “Bitcoin Yield Strategy” on Annex I to the Account Control Agreement (Joint Collateral) dated as of January 30, 2026, among Borrower, Lender, POL and Custodian (the “Joint Collateral ACA”), over which the Advisor has trading authority, together with any successor vault designated in writing by Lender and Borrower. The Bitcoin Yield Strategy Account is a Collateral Account.

“Eligible ISDA Value” means, as of any date of determination, the amount (if any) by which Borrower is in the money under the Master Agreement, being the net amount, expressed in U.S. Dollars, that would be payable by POL to Borrower under Section 6(e) of the Master Agreement if an Early Termination Date were designated as of that date in respect of all Transactions then outstanding, taking into account all Unpaid Amounts but disregarding (a) the Value of any Posted Credit Support under the CSA, which is already included in Collateral Value under Section IV(a), and (b) any right of set-off in respect of obligations other than obligations under the Master Agreement. If that net amount would be payable by Borrower to POL, the Eligible ISDA Value is zero. If an Early Termination Date occurs other than as described in clause (a) of the definition of “ISDA Exclusion Event,” any amount payable by POL to Borrower in respect of it under Section 6(e) of the Master Agreement shall be treated as an Unpaid Amount until paid. The Eligible ISDA Value shall also be zero at any time an ISDA Exclusion Event has occurred and is continuing. Lender shall determine the Eligible ISDA Value daily, in good faith and in a commercially reasonable manner, and may rely on valuations provided by POL.

“ISDA Exclusion Event” means the occurrence of any of the following: (a) an Event of Default or Additional Termination Event (each as defined in the Master Agreement) in respect of which Borrower is the Defaulting Party or the sole Affected Party, after giving effect to applicable cure periods, or the designation or deemed occurrence of an Early Termination Date in respect of all Transactions under the Master Agreement as a result thereof; (b) the Security Interest in the ISDA Rights ceasing to be valid, perfected and first priority; (c) any provision of Section II of the Second Amendment ceasing to be in full force and effect; (d) Borrower or the Advisor assigning, novating, pledging or otherwise transferring any ISDA Rights, or agreeing to any amendment of the Master Agreement that is adverse to Lender, in each case without Lender’s prior written consent; or (e) Borrower disputing in writing Lender’s determination of the Eligible ISDA Value, for so long as the dispute continues (provided that the undisputed amount, if any, will still be deemed Eligible ISDA Value in the absence of the existence of any of the preceding clauses (a) through (d) resulting in another ISDA Exclusion Event).

“ISDA Rights” means all of Borrower’s right, title and interest in, to and under the Master Agreement, whether now existing or hereafter arising, including (a) all rights to receive payments and deliveries under the Master Agreement, including any Early Termination Amount, Unpaid Amount, settlement amount or exercise proceeds; (b) subject to POL’s rights under the CSA, all rights to the return of Posted Credit Support; (c) all claims, rights and remedies of Borrower thereunder; (d) all “accounts,” “general intangibles,” “payment intangibles” and “investment property” (each as defined in the UCC) comprising any of the foregoing; and (e) all proceeds of the foregoing.

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“Lender Close-out Notice” and “Payment Direction Notice” have the meanings given to them in Section II of the Second Amendment.

B. The definition of “Collateral” in the first sentence of Section IV(a) of the Master Loan Agreement is hereby amended by adding “(iv) the ISDA Rights,” immediately after “(iii) all proceeds (as defined in the UCC) of the foregoing,” and making any conforming changes. The requirements that Collateral consist of U.S. Dollars or Digital Currency and be held in a Collateral Account do not apply to the ISDA Rights. The Security Interest granted under Section IV(b) extends to the ISDA Rights.

C. Section IV(a) of the Master Loan Agreement is hereby amended by adding the following after the last sentence of its first paragraph (as added by the First Amendment):

“For the following purposes, the Collateral Value shall include the Eligible ISDA Value: (i) determining whether the Margin Ratio for any Loan is equal to or less than the Collateral Call Margin Ratio or the Liquidation Ratio; and (ii) determining the amount of Additional Collateral, or the amount of Loaned Currency to be returned, in response to a Collateral Call Notification. For all other purposes of this Agreement, the Collateral Value shall be determined without regard to the Eligible ISDA Value.”

D. Section IV(d) of the Master Loan Agreement is hereby amended by adding the following new paragraph at the end:

“Lender shall issue a Collateral Call Notification only if the Margin Ratio, determined including the Eligible ISDA Value, is equal to or less than the Collateral Call Margin Ratio. Borrower may also satisfy a Collateral Call Notification, in whole or in part, by instructing POL in writing (with a copy to Lender) to terminate one or more Transactions under the Master Agreement, with all resulting proceeds paid to a Collateral Account within the period required by this Section IV(d). Those proceeds shall constitute Additional Collateral when received.”

E. Section IV(f) of the Master Loan Agreement is hereby amended by adding the following new paragraph at the end:

“Upon a Liquidation Trigger, Lender may, in addition to liquidating other Collateral, deliver a Lender Close-out Notice to POL and apply all amounts received in respect of the ISDA Rights in accordance with Section IV(f)(iii).”

F. Section VIII of the Master Loan Agreement is hereby amended by adding the following new Section VIII(u):

“(u) ISDA Rights. Borrower shall not, and shall not permit the Advisor to, (i) assign, pledge or grant any lien over any ISDA Rights other than to the Secured Parties, or (ii) agree to any amendment of the Master Agreement (other than entering into, terminating or otherwise effectuating Transactions) that would reduce the Eligible ISDA Value or impair the Security Interest in the ISDA Rights, in each case without Lender’s prior written consent. Before a Lender Close-out Notice is delivered, entering into, exercising, settling, allowing to expire or terminating Transactions, and making or receiving payments and deliveries under the Master Agreement (including transfers of Posted Credit Support under the CSA), in each case in the ordinary course, shall not breach Section VIII(o) or VIII(p) or constitute an ISDA Exclusion Event pursuant to clause (d) of the definition thereof, provided that payments and deliveries to Borrower are made in accordance with Section II.B of the Second Amendment. Any Transaction entered into, exercised, settled, allowed to expire or terminated by the Advisor in accordance with the Advisor Agreement is in the ordinary course. Borrower shall promptly deliver to Lender, on request, copies of all Confirmations and valuations under the Master Agreement in Borrower’s possession. Lender acknowledges that the Advisor has no obligation to provide, prepare or verify any Confirmation, valuation or other information for Lender. Borrower shall maintain the Bitcoin Yield Strategy Account as a Collateral Account subject to the Joint Collateral ACA.”

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G. Section IX(q) of the Master Loan Agreement (as added by the First Amendment) is hereby amended and restated to read in its entirety as follows:

“(q) the occurrence of an Early Termination Date under the Master Agreement designated as a result of an Event of Default in respect of which Borrower is the Defaulting Party or a Termination Event in respect of which Borrower is the sole Affected Party (each as defined in the Master Agreement), other than an Early Termination Date designated (i) at Borrower’s instruction in accordance with the last paragraph of Section IV(d), or (ii) by agreement of Borrower and POL with Lender’s prior written consent.”

H. Borrower authorizes the Secured Parties to file UCC financing statements and amendments describing the Collateral as amended by this Amendment.

II. POL Acknowledgment; Amendment of the Master Agreement.

POL and Borrower agree as follows. This Section II constitutes an amendment to the Master Agreement as between POL and Borrower for purposes of Section 9(b) of the Master Agreement. Borrower executes it directly as principal.

A. Consent. POL consents to the Security Interest in the ISDA Rights for purposes of Section 7 of the Master Agreement. Neither the grant nor the enforcement of that Security Interest is a breach of the Master Agreement, or an Event of Default or Termination Event under it.

B. Payments. POL shall make all payments and deliveries due to Borrower under the Master Agreement to the Bitcoin Yield Strategy Account or another Collateral Account designated in writing by Lender and Borrower. After it receives written notice from Lender following an Event of Default (with a simultaneous copy to Borrower and to the Advisor, although failure to deliver a copy to Borrower or the Advisor will not affect the notice) (a “Payment Direction Notice”), POL shall instead make them to the account Lender designates. Each such payment or delivery discharges POL’s obligation to Borrower to the extent of that payment or delivery.

C. Additional Termination Event. POL’s receipt of a written notice from Lender (with a simultaneous copy to Borrower and to the Advisor, although failure to deliver a copy to Borrower or the Advisor will not affect the notice) stating that an Event of Default or a Liquidation Trigger has occurred under the Master Loan Agreement (a “Lender Close-out Notice”) is an Additional Termination Event under the Master Agreement. Borrower is the sole Affected Party, and all Transactions are Affected Transactions. Following receipt of a Lender Close-out Notice, POL shall promptly confirm its receipt to the Advisor, designate an Early Termination Date in respect of all Transactions and pay any amount due to Borrower in accordance with Section II.B. POL may rely conclusively on a Lender Close-out Notice without inquiry into its accuracy.

D. Termination to meet a collateral call. POL shall act on any instruction from Borrower under the last paragraph of Section IV(d) of the Master Loan Agreement, on terms agreed between POL and Borrower, and pay the proceeds in accordance with Section II.B.

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E. Specified Entity. For purposes of Section 5(a)(v) of the Master Agreement, Lender is a Specified Entity in relation to POL, and each Loan is a Specified Transaction.

F. Set-off. Nothing in this Amendment limits netting under the Master Agreement, including under Section 6(e) and the CSA. POL shall not set off any amount payable to Borrower under the Master Agreement against any obligation owed by Borrower to POL or its affiliates, other than obligations under the Master Agreement, unless Lender directs in writing.

G. Transfers and amendments. Without Lender’s prior written consent, POL shall not consent to any assignment, novation or pledge by Borrower of the Master Agreement or any Transaction to any person other than Lender. After receipt of a Lender Close-out Notice, POL shall act on instructions from Borrower or the Advisor only as directed by Lender; provided that (i) any Transaction executed before POL’s receipt of the Lender Close-out Notice shall remain valid and binding, subject to the designation of an Early Termination Date under Section II.C, and (ii) POL shall promptly notify the Advisor of any order or request for quote from the Advisor pending at the time of such receipt that POL will not execute. Before a Lender Close-out Notice is delivered, Borrower (acting directly or through the Advisor or, in the case of an instruction under the last paragraph of Section IV(d) of the Master Loan Agreement or a Transaction that Borrower identifies to POL in writing as directed by Borrower, acting directly) may enter into, exercise, allow to expire and close out Transactions in the ordinary course, subject to Section II.B. POL shall identify in its Confirmation each Transaction entered into at Borrower’s direct instruction.

H. Information and notices. Borrower authorizes POL to give Lender Confirmations, valuations and notices under the Master Agreement, notwithstanding any confidentiality provision in it. POL shall promptly notify Lender of any Event of Default, Termination Event or Early Termination Date under the Master Agreement in respect of Borrower.

I. Limited role. POL assumes no obligation under the Master Loan Agreement other than under this Section II, and shall have no liability for acting in good faith on any notice it believes Lender has given.

III. Amendment to Existing Loan Term Sheet.

The “Loan Termination Date” in the Loan Term Sheet dated as of June 5, 2026 between Lender and Borrower (the “Existing Loan Term Sheet”) is hereby amended and restated, with effect from the date of this Amendment, to read in its entirety as follows: “USDT 60,000,000 of the outstanding principal amount of the Loaned Currency shall mature on December 4, 2027. The remaining USDT 105,000,000 of the outstanding principal amount of the Loaned Currency shall mature on June 30, 2027.” Except as amended by this Section III, the Existing Loan Term Sheet remains in full force and effect.

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IV. No Further Amendments; Representations.

A. Except as specifically amended hereby, the Master Loan Agreement (including as amended by the First Amendment) remains unmodified and in full force and effect. The Master Loan Agreement and each of the other Loan Documents are hereby ratified and affirmed in all respects, and the indebtedness and other obligations of Borrower evidenced thereby are hereby reaffirmed. This Amendment is a Loan Document.

B. Borrower represents and warrants to Lender, after giving effect to this Amendment, that:

(1) the execution and delivery of this Amendment have been duly authorized by all requisite corporate action of Borrower;

(2) the representations and warranties in the Master Loan Agreement and the other Loan Documents are true and correct in all material respects on the date of this Amendment (except to the extent they expressly relate to an earlier date);

(3) this Amendment is Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and general principles of equity;

(4) the Master Agreement is in full force and effect, and no Event of Default or Termination Event has occurred under it in respect of Borrower; and

(5) Borrower is the sole owner of the ISDA Rights, free of any lien other than the Security Interest and POL’s rights under the Master Agreement, and nothing in the Master Agreement or in Borrower’s arrangements with the Advisor restricts the grant of the Security Interest in the ISDA Rights.

V. Miscellaneous.

A. This Amendment shall be governed by and construed in accordance with the law specified in the Master Loan Agreement. To the extent Section II amends the Master Agreement, it shall be governed by the law governing the Master Agreement.

B. The Master Loan Agreement and the Master Agreement remain separate agreements. Nothing in this Amendment makes POL liable for any obligation of Lender, or Lender liable for any obligation of POL.

C. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original and all of which together constitute one instrument. Delivery of an executed counterpart by email or other electronic means (including DocuSign) is as effective as delivery of an original executed counterpart.

D. The Advisor is not a party to this Amendment, acts solely as agent for Borrower, and assumes no obligation under the Master Loan Agreement or this Amendment. Neither Lender nor POL shall have any claim against the Advisor arising out of this Amendment, the Security Interest in the ISDA Rights or any action taken or not taken by the Advisor before its actual receipt of a copy of a Lender Close-out Notice or in good-faith reliance on any notice it reasonably believes to have been given by Lender or POL. Part 5(b) of the Schedule to the Master Agreement shall apply in favor of the Advisor as against Lender to the same extent as it applies as against POL. The Advisor is an intended third-party beneficiary of this Section V.D and, solely with respect to obligations to provide Advisor notice set forth therein, Sections II.B, II.C and II.Gwhich may not be amended in a manner adverse to the Advisor without the Advisor’s prior written consent.

* The next page is the signature page *

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives as of the day and year first above written.

PAYWARD INTERACTIVE, INC.

By:	/s/ Brooke A Safran
Name:	Brooke A Safran
Title:	Senior Director – CFO, PWI

NAKAMOTO HOLDINGS INC.

By:	/s/ Tyler Evans
Name:	Tyler Evans
Title:	Chief Executive Officer and President

PAYWARD OCEANIC LTD., solely for purposes of Sections II and V

By:	/s/ Pier Procacci
Name:	Pier Procacci
Title:	Director

[Signature Page to Second Amendment to Master Loan Agreement]